Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES

FIRST QUARTER FISCAL 2015 EARNINGS

Closed $37.9 Million in Direct and Managed Investments in the First Quarter

Declared Monthly Distributions of $0.067 Per Share for a Total of $0.201 Per Share for

Third Quarter Fiscal 2015, Equal to Annualized Distribution Rate of $0.80 Per Share

Greenwich, CT, November 10, 2014 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the first quarter of fiscal 2015 ended September 30, 2014.

Financial Highlights for the First Quarter of Fiscal 2015

➢	Originations to four new companies and expansion of facilities to existing borrowers totaled $37.9 million, of which $27.9 million was funded directly by the Company and $10.0 million was funded through FC Capital Investment Partners, LLC, a vehicle managed by the Company. Repayments or realizations from portfolio companies and sales were $16.0 million from three portfolio companies.

➢	Total investment income was $4.1 million, an increase of 28.1% compared with $3.2 million for the three months ended September 30, 2013.

➢	Net investment income (NII) increased 48.1% to $1.8 million compared with $1.2 million for the three months ended September 30, 2013. On a per share basis, NII was $0.16 for both three month periods.

➢	Net realized and unrealized losses were $1.6 million, or $0.14 per share. Unrealized losses on investments were $2.0 million, or $0.17 per share. Realized gains on investments were $0.4 million, or $0.03 per share.

➢	Net increase in net assets from operations was $0.2 million, or $0.02 per share.

➢	Net asset value was $6.24 per share at September 30, 2014.

➢	Per share amounts are based on approximately 11.9 million weighted average shares outstanding compared to 7.6 million weighted average shares outstanding for the first quarter of fiscal 2014, reflecting the common equity offerings completed during calendar 2014.

➢	Total portfolio investments at September 30, 2014 were $131.5 million compared to $125.2 million at June 30, 2014 and $94.6 million at September 30, 2013.

➢	Weighted average portfolio interest rate was 10.53% at September 30, 2014.

➢	At September 30, 2014, 95% of portfolio company investments were first lien senior secured loans.

On November 3, 2014, the Board of Directors declared monthly distributions for the third quarter of fiscal 2015 as follows:

Record Date	Payment Date	Per Share Amount
January 30, 2015	February 13, 2015	$0.067
February 27, 2015	March 13, 2015	$0.067
March 31, 2015	April 15, 2015	$0.067

These distributions equate to a $0.804 annualized distribution rate, or a current annualized yield of 13.8%, based on the closing price of the Company’s common stock of $5.84 per share on November 7, 2014.

Management Commentary

“In the first quarter Full Circle Capital’s net investment income increased 48.1%, reflecting the 39.0% growth in our investment portfolio, at fair value, over the last twelve months,” said John Stuart, Chairman and Co-Chief Executive Officer of Full Circle Capital Corporation. “We believe this growth was driven by strategic actions we have made over the past year that include a broadening of our investment approach supported by an expanded investment team, as well as resolution of certain underperforming legacy positions. In particular, we restructured the Blackstrap Broadcasting, LLC loan facility and the loan returned to performing status as of September 22, 2014. Given the timing of this event at the very end of the quarter, there was no material benefit to the first quarter’s earnings. We expect to realize the full impact beginning in the second quarter, which translates to approximately $1.2 million of annual interest income. We have also lowered our cost of capital as we expanded our revolving credit facility and benefitted from the expense reimbursement which was initiated this quarter. As previously announced, Full Circle Advisors has agreed to bear any annual operating expenses of Full Circle Capital above 1.50% of Net Asset Value in fiscal 2015 and above 1.75% of Net Asset Value in fiscal 2016 and beyond. We expect that these expense initiatives combined with our current level of investment will allow Full Circle to cover the current stockholder distribution rate on a sustainable basis, an important goal of management and the Board of Directors.”

Gregg Felton, President and Co-Chief Executive Officer, commented, “We are pleased with the robust origination activity that continued in the first quarter resulting in new investments of $37.9 million; $27.9 million of this amount was funded directly by Full Circle Capital and the balance of $10.0 million was funded by FC Capital Investment Partners LLC, a vehicle managed by the Company. The new investments included four new portfolio companies, and led to our highest ever portfolio asset level of $131.5 million at quarter end. Our pipeline remains strong, with significant investment opportunities, including in our newer healthcare and real estate strategies. At the end of the quarter, we proactively sold certain of our more liquid investment positions in favor of some higher return opportunities in our pipeline. We will consider recycling other portfolio positions as we view a primary share issuance as unattractive at current trading levels.”

First Quarter Fiscal 2015 Results

The Company’s net asset value at September 30, 2014 was $6.24 per share. During the quarter, the Company generated $3.9 million of interest income compared to $3.0 million in the first quarter of fiscal 2014, an increase of 29.6%. Income from fees and other sources totaled $0.2 million. The Company recorded net investment income of $1.8 million, or $0.16 per share. Net realized and unrealized losses were $1.6 million, or $0.14 per share. Net unrealized depreciation of $2.0 million was comprised of $1.5 million of net unrealized depreciation on equity investments and $0.5 million of net unrealized depreciation on debt investments. Realized gains on investments were $0.4 million, or $0.03 per share.

Net increase in net assets from operations was $0.2 million, or $0.02 per share. Per share amounts for the quarter ended September 30, 2014 are based on approximately 11.9 million weighted average shares outstanding compared to 7.6 million weighted average shares outstanding for the quarter ended September 30, 2013. This increase reflects the common equity offerings that Full Circle Capital completed in calendar 2014.

During the quarter, new originations and expansion of facilities to existing borrowers were $27.9 million, including four new loan facilities totaling $21.2 million. Repayments from portfolio companies during the first quarter were $3.6 million from one portfolio company. Additionally, Full Circle Capital sold two portfolio positions during the first quarter for total proceeds of $12.6 million.

At September 30, 2014, the Company’s portfolio included debt investments in 27 companies. The average portfolio company debt investment at September 30, 2014 was $4.6 million. The weighted average interest rate on debt investments was 10.53%. At fair value, 95% of portfolio investments were first lien loans, 0% were second lien loans and 5% were equity investments. Approximately 75% of the debt investment portfolio, at fair value, bore interest at floating rates. The loan-to-value ratio on the Company’s loans was 62% at September 30, 2014 compared to 61% at September 30, 2013.

Subsequent Events

On October 9, 2014, the Company funded a $2.75 million senior secured credit facility to Ads Direct Media, Inc., an internet advertising agency. The credit facility bears interest at one month LIBOR plus 13.00% with a LIBOR floor of 0.50% and has a final maturity of October 6, 2017.

On October 10, 2014, the Company funded $6.0 million of a $60 million second lien secured loan to Bioventus LLC, a specialty pharmaceutical company. The credit facility bears interest at one month LIBOR plus 10.00% with a LIBOR floor at 1.00% and has a final maturity of April 10, 2020.

On October 15, 2014, the senior secured credit facility with Esselte Holdings Inc., Esselte AB was paid off in full at par plus accrued interest for total proceeds of $1,758,967.

On October 27, 2014, the senior secured credit facility with PEAKS Trust 2009-1 was partially paid off at par plus accrued interest for total proceeds of $2,352,405.

Conference Call Details

Management will host a conference call to discuss these results on Tuesday, November 11, 2014 at 10:00 a.m. EST. To participate in the conference call, please call 866-305-6438 (domestic call-in) or 706-679-7161 (international call-in) and reference code # 31577094.

A live webcast of the conference call and the accompanying slide presentation will be available at http://ir.fccapital.com/CorporateProfile.aspx?iid=4151676. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 1:00 p.m. EST on November 11, 2014 until 11:59 p.m. EST on November 14, 2014 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation # 31577094. An archived replay of the conference call and slide presentation will also be available in the investor relations section of the company’s website.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s web site www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John Stuart, Co-Chief Executive Officer	Stephanie Prince
Gregg J. Felton, Co-Chief Executive Officer	Jody Burfening
Full Circle Capital Corporation	LHA
(203) 900 – 2100	212-838-3777
info@fccapital.com	sprince@lhai.com

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	September 30 , 2014	June 30, 2014
	Unaudited
Assets
Control Investments at Fair Value (Cost of $20,616,819 and $20,253,149, respectively)	$14,898,733	$17,539,057
Affiliate Investments at Fair Value (Cost of $26,165,283 and $20,177,115, respectively)	21,427,795	14,588,417
Non-Control/Non-Affiliate Investments at Fair Value (Cost of $100,607,151 and $123,605,311, respectively)	95,202,874	118,063,285
Total Investments at Fair Value (Cost of $147,389,253 and $164,035,575, respectively)	131,529,402	150,190,759

Cash	73,644	—
Deposit with Broker	—	2,525,000
Interest Receivable	1,393,242	1,016,726
Principal Receivable	269,980	207,233
Due from Affiliate	336,685	4,273
Due from Portfolio Investment	136,041	135,288
Receivable for Investments Sold	12,399,828	—
Prepaid Expenses	182,654	57,470
Other Assets	738,451	750,326
Deferred Offering Expenses	47,581	—
Deferred Debt Issuance Costs	908,096	947,937
Deferred Credit Facility Fees	477,539	449,350

Total Assets	148,493,143	156,284,362

Liabilities
Due to Affiliates	970,167	891,966
Bank Overdraft	—	821,316
Accrued Liabilities	91,925	184,857
Due to Broker	—	25,000,221
Payable for Investments Acquired	—	24,900,172
Distributions Payable	800,585	766,683
Interest Payable	93,785	45,254
Other Liabilities	1,074,730	1,076,800
Accrued Offering Expenses	33,328	35,828
Line of Credit	37,065,023	8,435,463
Notes Payable 8.25% due June 30, 2020	33,826,227	21,145,525

Total Liabilities	73,955,770	83,304,085
Commitments and contingencies	—	—

Net Assets	$74,537,373	$72,980,277

Components of Net Assets
Common Stock, par value $0.01 per share (100,000,000 authorized; 11,949,034 and 11,443,034 issued and outstanding, respectively)	$119,490	$114,430
Paid-in Capital in Excess of Par	95,828,760	92,103,666
Distributions in Excess of Net Investment Income	(690,933)	(131,251)
Accumulated Net Realized Losses	(4,860,093)	(5,261,752)
Accumulated Net Unrealized Losses	(15,859,851)	(13,844,816)
Net Assets	$74,537,373	$72,980,277

Net Asset Value Per Share	$6.24	$6.38

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013
Investment Income
Interest Income from Non-Control/Non-Affiliate Investments	$2,807,931	$1,881,138
Interest Income from Affiliate Investments	540,560	653,718
Interest Income from Control Investments	529,108	457,904
Dividend Income from Control Investments	—	34,411
Other Income from Non-Control/Non-Affiliate Investments	187,055	173,471
Other Income from Affiliate Investments	9,470	5,044
Other Income from Control Investments	12,500	12,500

Total Investment Income	4,086,624	3,218,186

Operating Expenses
Management Fee	572,558	409,258
Incentive Fee	389,850	314,739
Total Advisory Fees	962,408	723,997

Allocation of Overhead Expenses	36,555	63,830
Sub-Administration Fees	63,209	50,000
Officers’ Compensation	75,913	75,338
Total Costs Incurred Under Administration Agreement	175,677	189,168

Directors’ Fees	47,946	28,625
Interest Expenses	1,002,383	720,977
Professional Services Expense	219,668	195,861
Bank Fees	10,271	13,846
Other	108,871	101,485

Total Gross Operating Expenses	2,527,224	1,973,959

Expense Reimbursement	(282,674)	—

Total Net Operating Expenses	2,244,550	1,973,959

Net Investment Income	1,842,074	1,244,227
Net Change in Unrealized Loss on Investments	(2,015,035)	(2,822,891)
Net Realized Gain (Loss) on:
Investments	402,907	(678,553)
Foreign Currency Transactions	(1,248)	68
Net Realized Gain (Loss)	401,659	(678,485)

Net Increase (Decrease) in Net Assets Resulting from Operations	$228,698	$(2,257,149)

Earnings (Loss) per Common Share Basic and Diluted	$0.02	$(0.30)
Net Investment Income per Common Share Basic and Diluted	$0.16	$0.16
Weighted Average Shares of Common Stock Outstanding Basic and Diluted	11,877,534	7,569,382

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three months ended September 30, 2014	Three months ended September 30, 2013

Per Share Data (1) :
Net asset value at beginning of period	$6.38	$8.01
Accretion (dilution) from offering	0.04	—
Offering costs	(0.00)	—
Net investment income	0.16	0.16
Change in unrealized loss	(0.17)	(0.37)
Realized gain (loss)	0.03	(0.09)
Dividends from Net investment income	(0.16)	(0.16)
Return of capital	(0.04)	(0.07)
Net asset value at end of period	$6.24	$7.48

(1)	Financial highlights are based on weighted average shares outstanding.